Exhibit 99.1

PROPHASE LABS, INC. APPOINTS MONICA BRADY AS CHIEF FINANCIAL OFFICER

DOYLESTOWN, PA — (Globe Newswire – January 17, 2019) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter dietary supplements (“ProPhase” or “Company”), announced today that Monica Brady has been promoted to the position of Chief Financial Officer. Ms. Brady has served as the Company’s Chief Accounting Officer since September 2017 and previously served as the Company’s Director of Finance since 2009.

“We are pleased to announce Monica’s well-deserved promotion to Chief Financial Officer,” said Ted Karkus, Chairman and Chief Executive Officer of ProPhase. “Monica has been an invaluable member of our finance team, and has demonstrated a strong aptitude for operational leadership during her time as Chief Accounting Officer. Her in-depth knowledge of our business, combined with her expertise in financial reporting and analysis, risk management and operational controls, make her uniquely qualified to serve as our Chief Financial Officer.”

“I am honored to accept the position of Chief Financial Officer,” said Ms. Brady. “I look forward to working even more closely with management and our board of directors to improve the long-term financial performance of the Company and implement business strategies that add value for all our stakeholders.”

About ProPhase Labs

ProPhase is a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter (“OTC”) dietary supplements. We are engaged in the research and development of additional OTC dietary supplements, including Legendz XL®, which are marketed under our TK Supplements brand. The Company is also developing ProPhase Digital Media as a service that leverages and applies technology to the direct-to-consumer marketing of consumer products. With our enhanced liquidity following the sale of our Cold-EEZE brand, we are also actively exploring additional opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties relating to the timing and payment of the special cash dividend. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111